Putnam Variable Trust, December 31, 2006 Annual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A For the period ended December 31, 2006, Putnam
Management has assumed the
following amounts of legal, shareholder servicing and communication, audit and Trustee fees incurred by each fund in connection with certain legal and regulatory matters.

Fund Name	Amount
Putnam VT American Government Income Fund	$213
Putnam VT Capital Appreciation Fund			77
Putnam VT Capital Opportunities Fund		56
Putnam VT Discovery Growth Fund			67
Putnam VT Diversified Income Fund			600
Putnam VT Equity Income Fund				210
Putnam VT The George Putnam Fund of Boston	773
Putnam VT Global Asset Allocation Fund		484
Putnam VT Global Equity Fund				892
Putnam VT Growth and Income Fund 			4,424
Putnam VT Growth Opportunities Fund			111
Putnam VT Health Sciences Fund				437
Putnam VT High Yield Fund					727
Putnam VT Income Fund					931
Putnam VT International Equity Fund			1,352
Putnam VT International Growth and Income Fund	502
Putnam VT International New Opportunities Fund	319
Putnam VT Investors Fund					769
Putnam VT Mid Cap Value Fund				138
Putnam VT Money Market Fund				411
Putnam VT New Opportunities Fund			1,784
Putnam VT New Value Fund					881
Putnam VT OTC & Emerging Growth Fund		212
Putnam VT Research Fund					315
Putnam VT Small Cap Value Fund				1,058
Putnam VT Utilities Growth and Income Fund	497
Putnam VT Vista Fund						648
Putnam VT Voyager Fund					2,829


Item 85B Additional Information About Errors and Omissions
Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.